Exhibit 10.24

FORM OF PERFORMANCE UNIT AWARD AGREEMENT

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
MARRIOTT VACATIONS WORLDWIDE CORPORATION
2020 EQUITY INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT VACATIONS WORLDWIDE CORPORATION (the “Company”) and <<PARTICIPANT NAME>>(“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott Vacations Worldwide Corporation 2020 Equity
Incentive Plan, as it may be amended from time to time (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain Restricted Stock Unit awards
(“RSUs”) as provided in Article 8 of the Plan with performance-based vesting criteria; and

WHEREAS, Employee has been approved by the Compensation Policy Committee (including any delegate thereof, the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of RSUs under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Prospectus. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated <<DATE>>, which contains, among other things, a detailed description of the RSU award provisions of the Plan. Employee further acknowledges that Employee has read the Prospectus and this Agreement, and that Employee understands the provisions thereof.

2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of RSUs. Subject to the terms and conditions of the Plan, Employee’s acceptance of this Agreement and satisfaction of the tax provisions of any policy of the Company regarding international assignments, if applicable, this award (the “Award”) of <<QTY GRANTED>> RSUs is made as of the Grant Date.

4. RSU and Common Share Rights. The RSUs awarded under this Agreement shall be recorded in a Company book-keeping account and shall represent Employee’s unsecured right to receive from the Company the transfer of title to shares of Common Stock of the Company (“Common Shares”) earned in accordance with paragraph 5 below and Appendix A attached hereto, provided that Employee has satisfied the Conditions of Transfer set forth in paragraph 6 below and subject to the satisfaction of the provision on withholding taxes set forth in paragraph 10 below. On the Settlement Date set forth below, the Company shall reverse the book-keeping entry for all of the RSUs and transfer a number of Common Shares equal to the portion of the RSUs that is earned in accordance with paragraph 5 below and Appendix A hereto (which number of Common Shares may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 10 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Any RSUs which are not earned in accordance with paragraph 5 and Appendix A shall be forfeited effective as of the last day of the Performance Period (as defined in paragraph 5 below). Employee shall have all the rights of a stockholder with respect to the Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares, to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to the RSUs and/or the Common Shares underlying the RSUs prior to such time that such Common Shares are transferred, if at all, to the Account.

5. Vesting and Settlement of the RSUs. Except as otherwise provided in paragraph 8 below and subject to paragraph 6 below, on the Settlement Date the Employee shall vest in a number of RSUs, if any, based upon the achievement of specified levels of performance during the Performance Period, as set forth in Appendix A hereto. For purposes of this Agreement, the “Performance Period” shall be the three fiscal year period commencing on January 1, [2020] and ending on December 31, [2022]. For purposes of this Agreement, the “Settlement Date” shall be a date established by the Committee on or after the date on which the Committee determines the level of achievement with respect to the performance criteria set forth in Appendix A, which Settlement Date shall be no later than the 15th day of the third month following the month in which the Performance Period ends. Notwithstanding the foregoing, in the event that the Settlement Date is a Saturday, Sunday or other day on which stock of the Company is not traded on the New York Stock Exchange or another national exchange, then the Settlement Date shall be the next following day on which the stock of the Company is traded on the New York Stock Exchange or another national exchange.

6. Conditions of Transfer. Except as otherwise provided in paragraph 8 below, with respect to any RSUs awarded to Employee under this Agreement, as a condition of Employee receiving a transfer in accordance with paragraph 4 above of any Common Shares earned in accordance with paragraph 5 and Appendix A, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the Settlement Date relating to such RSUs:

(a) Employee must continue to be an active employee of the Company or any Subsidiary (“Continuous Employment”);

(b) Employee must refrain from Engaging in Competition (as defined in Section 2.17 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c) Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or any Subsidiary or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s or a Subsidiary’s operations, financial condition or business reputation (“No Improper Conduct”). The Company’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee should fail to meet the requirements relating to (i) Continuous Employment, (ii) Non- competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to earn any RSUs granted hereunder, and Employee shall accordingly forfeit the right to receive the transfer of title to any Common Shares underlying such RSUs. The forfeiture of rights with respect to RSUs (and corresponding Common Shares) shall not affect the rights of Employee with respect to any Common Shares the title of which has already been transferred to the Account.

7. Non-Assignability. The RSUs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

8. Effect of Termination of Employment.

(a) In the event Employee’s Continuous Employment is terminated prior to the Settlement Date on account of Employee’s death or Disability (as defined in Section 2.15 of the Plan), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such death or Disability, then, immediately upon such termination of employment due to death or Disability, a portion of Employee’s RSUs granted hereunder equal to the total number of RSUs awarded under this Agreement multiplied by a fraction (in no event greater than 1), the numerator of which is the days between the beginning of the Performance Period and the date of such termination, and the denominator of which is the total number of days in the Performance Period, shall vest and be settled in accordance with paragraph 4, with the date of death or Disability deemed to be the Settlement Date for purposes of such paragraph, assuming the target level of performance set forth on Appendix A had been achieved. In the case of Employee’s death, Employee’s rights hereunder with respect to any such RSUs that vest shall inure to the benefit of Employee’s executors, administrators, personal representatives and assigns. The RSUs that do not vest in accordance with this paragraph shall be immediately forfeited upon such termination due to death or Disability.

(b) In the event Employee’s Continuous Employment is terminated prior to the Settlement Date on account of Employee’s Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Retirement, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to a portion of Employee’s unvested RSUs equal to the total number of RSUs awarded under this Agreement multiplied by a fraction (in no event greater than 1), the numerator of which is the days between the beginning of the Performance Period and the date of Retirement inclusive, and the denominator of which is the total number of days in the Performance Period, shall continue in the same manner as if Employee continued to meet the Continuous Employment requirement through the Settlement Date (and, as such, shall remain contingent upon achievement of the performance criteria set forth in Appendix A), and the remaining unvested RSUs shall be immediately forfeited upon such Retirement. For purposes of this Agreement, “Retirement” shall mean termination of employment on account of retiring with the specific approval of the Committee on or after such date on which Employee has attained age 55 and completed ten (10) Years of Service.

(c) In the event Employee’s Continuous Employment is terminated prior to the Settlement Date for any reason other than those specified in (a) and (b) above, Employee shall immediately forfeit all of the RSUs granted hereunder.

(d) ) In the event Employee’s employment or service with the Company and its Subsidiaries terminates as the result of a Divestiture, defined as either (i) the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business, for which the participant works, to an unrelated corporation or entity and which results in the participant ceasing to be employed by the Company or a Subsidiary or (ii) the disposition by the Company of its equity interest in a Subsidiary that employs the participant to an unrelated individual or entity (which, for the avoidance of doubt, excludes a spin-off or split-off or similar transaction), provided that such Subsidiary ceases to be controlled by the Company as a result of such disposition. then:
(i) All unvested or unexercisable SARs shall be deemed fully vested and exercisable as of the Divestiture, and shall remain outstanding until the earlier of the end of their original term and twelve months following the Divestiture;

(ii) All unvested RSUs shall be deemed fully vested as of the Divestiture, but shall be settled (in shares of the Company’s common stock or cash, as provided for in the participant’s award agreement) at the same time(s) the RSUs would otherwise have been settled had no Divestiture occurred and the participant remained in the employment or service of the Company through the applicable vesting and payment dates under the award. Notwithstanding the foregoing, in lieu of the foregoing, the Company may, in its discretion, “terminate and liquidate” the RSUs in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix) (provided that the Divestiture would be a “change in control event” with respect to the participant’s employer under Treas. Reg. Section 1.409A-3(i)(5) pursuant to an irrevocable action taken within 30 days preceding or 12 months following the Divestiture, provided that the Company (i) terminates and liquidates all plans and agreements that are treated as being aggregated with the RSUs under Treas. Reg. Section 1.409A-1(c)(2) with respect to all divested participants, (ii) settles the RSUs within 12 months of the date the Company takes such irrevocable action, and (iii) otherwise complies with the requirements of Code Section 409A. The Chief Executive Officer of the Company shall have the authority to exercise the Company’s discretion to terminate and liquidate the RSUs, provided that if any divested participant is an executive officer of the Company, then only the Committee shall have such authority.

(iii) All unvested PSUs for which the performance period has not been completed as of the Divestiture shall be deemed vested upon the Divestiture assuming target performance goals were achieved, and unvested PSUs for which the performance period has been completed as of the Divestiture shall vest upon the Divestiture based on actual performance results, and all such PSUs shall be settled (in shares of the Company’s common stock or cash, as provided for in the participant’s award agreement) as soon as reasonably practicable following the Divestiture.

Except as set forth in paragraph 8(a) above, no other transfer of rights with respect to RSUs shall be permitted pursuant to this Agreement.

9. Non-Solicitation. In consideration of good and valuable consideration in the form of the RSUs granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s and its Subsidiary’s legitimate purpose of avoiding for limited times competition from persons whom the Company or its Subsidiary has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following Employee’s termination of employment with the Company and its Subsidiaries, whether such termination of employment is voluntary or involuntary or with or without cause, Employee will not, on Employee’s own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company or any Subsidiary with whom Employee had material contact during Employee’s employment to leave their employment with the Company or a Subsidiary, or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company or the relevant Subsidiary immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief. This provision is not a waiver of any other rights that the Company or any Subsidiary may have under this Agreement, including the right to receive money damages.
10. Taxes. The transfer of Common Shares on the Settlement Date, pursuant to paragraphs 4, 6 and 8 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of the Settlement Date by reducing the number of RSUs to be transferred to the Account or by such other manner as the Committee shall determine in its discretion.
11. Consent. By executing this Agreement, Employee consents to the collection, maintenance and processing of Employee’s personal information (such as Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, marital status) by the Company or a Subsidiary and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Settlement Date), (ii) providing Employee with services in connection with Employee’s participation in the Plan, (iii) meeting legal and regulatory requirements and (iv) for any other purpose to which Employee may consent (“Permitted Purposes”). Employee’s personal information will not be processed for longer than is necessary for such Permitted Purposes. Employee’s personal information is collected from the following sources:

(a) from this Agreement, investor questionnaires or other forms that Employee submits to the Company or a Subsidiary or contracts that Employee enters into with the Company or a Subsidiary;

(b) from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c) from Employee’s employment records with the Company or a Subsidiary; and

(d) from meetings, telephone conversations and other communications with Employee.
In addition, Employee further consents to the Company or a Subsidiary disclosing Employee’s personal information to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:
(a) financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b) other service providers to the Plan, such as accounting, legal, or tax preparation services;
(c) regulatory authorities; and
(d) transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Employee’s personal information is provided to such third parties, the Company requires (to the extent permitted by applicable law) that such parties agree to process Employee’s personal information in accordance with the Company’s instructions.
Employee’s personal information is maintained on the Company’s or a Subsidiary’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted. Employee acknowledges and agrees that the transfer of Employee’s personal information to the United States or other countries other than the country in which this Award was granted is necessary for the Permitted Purposes. To the extent (if any) that the provisions of the European Union’s Data Protection Directive (Directive 95/46/EC of the European Parliament and of the Council) and/or applicable national legislation derived from such Directive apply, then by executing this Agreement Employee expressly consents to the transfer of Employee’s personal information outside of the European Economic Area. Employee may access Employee’s personal information to verify its accuracy, update Employee’s personal information and/or request a copy of Employee’s personal information by contacting Employee’s local Human Resources representative. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. By accepting the terms of this Agreement, Employee further agrees to the same terms with respect to other Awards Employee received in any prior year under the Plan.
12. No Additional Rights. Benefits under the Plan are not guaranteed. The grant of this Award is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.
13. Recapitalization, Reorganization, Unusual Events. Certain events affecting the Common Shares of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon vesting of the RSUs, as set forth in Section 4.2 of the Plan. The Committee may make adjustments to this award of RSUs due to the occurrence of certain unusual or unforeseeable circumstances as set forth in Section 14.2 of the Plan.
14. Amendment of this Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without the written consent of Employee unless otherwise permitted by Article 14 of the Plan. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body by limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law.
15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 6649 Westwood Boulevard, Orlando, Florida 32821, addressed to the attention of the Vice President, Global Talent Management, and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company.
16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 8(a) above and in the Plan, to the personal representatives, legatees and heirs of Employee.
17. No Effect on Employment. This agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.
18. Additional (Non-U.S.) Terms and Conditions. RSUs awarded under this Agreement shall be subject to additional terms and conditions, as applicable, set forth in the Company’s Policies for Global Compliance of Equity Compensation Awards, which are attached in the Appendix hereto and shall be incorporated herein fully by reference.

19. Clawback Policy. RSUs awarded under this Agreement, as well as any Common Shares issued with respect to such RSUs, shall be subject to the Clawback Policy adopted by the Committee on February 13, 2014, and any successor policy thereto, to the extent that at any relevant time Employee is subject to such policy in accordance with its terms.

IN WITNESS WHEREOF, MARRIOTT VACATIONS WORLDWIDE CORPORATION has caused this Agreement to be signed by its Executive Vice President, Chief Human Resources Officer, effective as of the Grant Date.

MARRIOTT VACATIONS WORLDWIDE CORPORATION	EMPLOYEE

<<PARTICIPANT NAME>>

Executive Vice President, Chief Human Resources Officer	Signed Electronically

EXHIBIT A

TERMS OF PERFORMANCE UNIT AWARDS
For Performance Period
January 1, [20__] through December 31, [20__]
Performance Criteria
The number of RSUs earned, if any, will be determined following the end of the Performance Period based on the Company’s cumulative achievement over the Performance Period with respect to two performance objectives:
(1) Adjusted EBITDA and (2) Adjusted ROIC.

Payout Formula
The total number of RSUs earned for the Performance Period shall equal the following:

(Target Number of RSUs) multiplied by 50% multiplied by (% of target earned with respect to the Adjusted EBITDA objective); plus
(Target Number of RSUs) multiplied by 50% multiplied by (% of target earned with respect to the Adjusted ROIC objective).

Payout Matrix
The Committee has established the following payout matrix with respect to each of the performance objectives described above. If performance falls between threshold and below target, between below target and target or between target and maximum, the vesting percentage will be determined by the Committee based on straight-line interpolation; provided, however, that no payout shall be made with respect to a performance objective if the Threshold level of performance is not attained for the objective.

Performance Level	Cumulative Adjusted EBITDA	Adjusted ROIC	RSUs Earned (% of target)
Maximum	$ million	%	200%
Target	$ million	%	100%
Below Target	$ million	%	50%
Threshold	$ million	%	0%

Performance Objective Definitions
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization. “Adjusted EBITDA” means EBITDA (as reported in the Company’s Annual Reports on Form 10-K) over the Performance Period, excluding the impact of non-cash share-based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, gains and losses on foreign currency exchange related activity, litigation settlements, and activity not associated with the Company’s ongoing core operations. Adjusted EBITDA shall include the impact of interest expense associated with the Company’s debt from the securitization of vacation ownership notes receivable.

Adjusted Return on Invested Capital. “Adjusted ROIC” means net income (as reported in the Company’s Annual Reports on Form 10-K) over the Performance Period, excluding the impact of non-consumer financing interest expense, provision for income taxes, non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, litigation settlements, and activity not associated with the Company’s ongoing core operations as a percentage of Net Total Invested Capital. “Net Total Invested Capital” means the average of the beginning of the Performance Period and the end of the Performance Period total assets less current liabilities (excluding non-securitized debt) and securitized debt; provided that any cash in excess of $150 million will be disregarded for purposes of determining total assets.

In calculating Adjusted EBITDA and Adjusted ROIC, the impact of any changes in U.S. generally accepted accounting principles will be excluded.